EXHIBIT B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 15, 2020, is by and among CIT Group Inc., a Delaware corporation (“CIT”), and each of the persons whose name appears in the signature block to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, CIT, First Citizens BancShares, Inc., a Delaware corporation (“BancShares”), First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and direct, wholly owned subsidiary of BancShares (“FCB”), and FC Merger Subsidiary IX, Inc., a Delaware corporation and a direct, wholly owned subsidiary of FCB (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, (i) at the Effective Time, Merger Sub will be merged with and into CIT, and CIT will continue as the surviving corporation (in such capacity, the “Interim Surviving Entity”), (ii) at the Second Step Effective Time, BancShares will cause the Interim Surviving Entity to be, and the Interim Surviving Entity will be, merged with and into FCB, and FCB will continue as the surviving entity (in such capacity, the “Surviving Entity”), and (iii) immediately following the Second Step Effective Time, CIT Bank, National Association, a wholly owned subsidiary of CIT, will merge with and into FCB, and FCB will continue as the surviving entity;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of BancShares common stock set forth on Schedule A hereto (the “Shares”);

WHEREAS, as an inducement to CIT to enter into the Merger Agreement and incur the obligations therein, CIT has required that the Stockholders individually enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Transfers.

(a) Agreement to Vote the Shares. Each Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the termination of this Agreement (the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of BancShares’ stockholders, however called, such Stockholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of the approval of the issuance of the shares of BancShares capital stock pursuant to the Merger Agreement, (B) in favor of any proposals for the approval and adoption of the Merger Agreement or any other proposal submitted to the BancShares stockholders pursuant to or necessary for the consummation of the transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal, without regard to any recommendation to the stockholders of BancShares by the Board of Directors of BancShares concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (D) against any agreement, amendment of any agreement or organizational document inconsistent with this Agreement or the Merger Agreement and (E) against any action, agreement, transaction or proposal that would reasonably be expected to result in a material breach of any representation, warranty, covenant, agreement or other obligation of BancShares under the Merger Agreement or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by the Merger Agreement. In the event that, after the date hereof and prior to the termination of the Merger Agreement, a bona fide Acquisition Proposal (I) shall have been communicated to or otherwise made known to the Board of Directors or senior management of BancShares or (II) shall have been made directly to the stockholders of BancShares or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BancShares Meeting) an Acquisition Proposal, in each case with respect to BancShares, and thereafter the Merger Agreement is terminated without the Requisite BancShares Vote having been obtained, then each Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the date that is six (6) months after the date of the termination of the Merger Agreement, at any meeting (whether annual or special and each adjourned or postponed meeting) of BancShares’ stockholders, however called, such Stockholder will vote or cause to be voted all Shares against any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), without regard to any recommendation to the stockholders of BancShares by the Board of Directors of BancShares concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal; provided, however, that with respect to clause (I) above, such obligation with respect to a Stockholder who is not on the Board of Directors or a member of senior management of BancShares shall be limited to such Stockholder’s actual knowledge of such Acquisition Proposal.

(b) Restrictions on Transfers. Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, such Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer of Shares (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Stockholder or (iii) by operation of law, in each of (i)-(iii), so long as such transferee executes a joinder to this Agreement, in a form reasonably acceptable to CIT, pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Stockholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. Any Transfer in violation of this Section 1(b) shall be null and void. Each Stockholder further agrees to authorize and request BancShares to notify BancShares’ transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares.

(c) Transfer of Voting Rights. Each Stockholder hereby agrees that such Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares owned by such Stockholder.

(d) Acquired Shares. Any shares or other voting securities of BancShares in which a Stockholder acquires sole voting power and sole power of disposition with respect to such shares (including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares or upon exercise or conversion of any securities of BancShares, if any) after the date of this Agreement shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof.

(e) No Inconsistent Agreements. Each Stockholder hereby agrees that such Stockholder shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement in accordance with its terms, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

Section 2. Non-Solicit. The Stockholders shall not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to disclose the existence of the provisions of this Section), or (iv) recommend or endorse an Acquisition Proposal or publicly disclose your intention to do so. For the avoidance of doubt, nothing contained herein shall prohibit each Stockholder, in his or her capacity as a member of the Board of Directors of BancShares, from taking any action in such capacity to the extent such action is permitted by the Merger Agreement or consistent with his or her obligations or rights under the Merger Agreement as a member of the Board of Directors of BancShares.

Section 3. Representations and Warranties of the Stockholder.

(a) Representations and Warranties. Each Stockholder represents and warrants to CIT as follows:

(i) Power and Authority; Consents. Each Stockholder has the requisite capacity and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery of this Agreement by CIT, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii) Non-Contravention. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his or her obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder or his or her property or assets is bound, or any statute, rule or regulation to which the Stockholder or his or her property or assets is subject. Such Stockholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares that remains in effect. Except for this Agreement, such Stockholder is not a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares.

(iv) Ownership of Shares. Except as disclosed in any BancShares Reports and except for restrictions in favor of CIT pursuant to this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, each Stockholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, or other Lien, and has voting power with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto. As of the date hereof, the number of the Shares is set forth on Schedule A hereto.

(v) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against such Stockholder or, to the knowledge of the Stockholder, any other person or, to the knowledge of such Stockholder, threatened against such Stockholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by CIT of its rights under this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(vi) Reliance. The Stockholder understands and acknowledges that CIT is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided, however, that (a) the obligations of each Stockholder under the last sentence of Section 1(a) shall survive for six (6) months following the termination of the Merger Agreement, and (b) this Section 4 and Section 5 shall survive the Expiration Time indefinitely; provided, further that no such termination or expiration shall relieve any party hereto from any liability for any intentional breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or emailed (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to CIT to:

CIT Group Inc.
1 CIT Drive
Livingston, NJ 07039
Attention:	James R. Hubbard, General Counsel
E-mail:	James.Hubbard@cit.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen
Mitchell S. Eitel
Facsimile:	(212) 558-3588
Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com

and

(ii) if to any Stockholder, addressed to it at the address set forth below such Stockholder’s signature hereto:

In each case, with copies, which shall not constitute notice, to:

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
Attention:	Craig L. Nix
E-mail:	craig.nix@firstcitizens.com

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention:	Gerald F. Roach
E-mail:	groach@smithlaw.com
i.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(e) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(j) Liability. The rights and obligations of each of the Stockholders under this Agreement shall be several and not joint. All references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Stockholder’s failure to perform its obligations hereunder, the parties agree that no Stockholder (in its capacity as a Stockholder of BancShares) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by BancShares of the Merger Agreement, and that BancShares shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Stockholder’s failure to perform its obligations hereunder.

(k) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(m) Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(n) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(n).

(o) Drafting and Representation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

(p) Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(q) Capacity as a Stockholder. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of BancShares and shall not apply in any manner to such Stockholder or any family member of such Stockholder in any capacity as a director or officer of BancShares or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by such Stockholder or any family member of such Stockholder in the capacity of director or officer of BancShares or its Subsidiaries, and no such action taken by such Stockholder or any family member of such Stockholder in the capacity of director or officer of BancShares or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

(r) Beneficial Ownership. As used in this Agreement, the term “beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “beneficially own”, “beneficially owned” and “beneficial owner” each have a correlative meaning.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

CIT Group Inc.

By:	/s/ Ellen R. Alemany
Name: Ellen R. Alemany
Title: Chairwoman and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

/s/ Frank B. Holding, Jr.
Name: Frank B. Holding, Jr.

Address:
4300 Six Forks Road
Raleigh, NC 27609

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

/s/ Hope H. Bryant
Name: Hope H. Bryant

Address:
4300 Six Forks Road
Raleigh, NC 27609

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

/s/ Peter M. Bristow
Name: Peter M. Bristow

Address:
4300 Six Forks Road
Raleigh, NC 27609

/s/ Claire H. Bristow
Name: Claire H. Bristow

Address:
P.O. Box 1417
Smithfield, NC 27577

[Signature Page to Voting Agreement]

SCHEDULE A

Stockholder	Class A Common Shares Beneficially Owned	Class B Common Shares Beneficially Owned	Total Voting Power of Shares Beneficially Owned	% of Total Voting Power
Frank B. Holding, Jr.	570,349	145,738	2,902,157	11.66%
Hope Holding Bryant	498,505	102,405	2,136,985	8.58%
Peter M. Bristow	90,891	26,448	514,059	2.06%
Claire Holding Bristow	410,685	85,200	1,773.885	7.13%

Total	1,570,430	359,791	7,327,086	29.43%